Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of MidWestOne Financial Group, Inc. of our reports dated March 13, 2023, relating to our audits of the consolidated financial statements and internal control over financial reporting in the Annual Report on Form 10-K of MidWestOne Financial Group, Inc. for the year ended December 31, 2022.

/s/ RSM US LLP

Des Moines, Iowa
May 5, 2023